Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Hamptons Luxury Homes, Inc. of the Report of Independent Registered Public Accounting Firm, dated March 30, 2008, of this firm, which appears in the Annual Report on Form 10-KSB of Hamptons Luxury Homes, Inc. for the year ended December 31, 2007.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP

New York, New York

July18, 2008